DOLLAR TREE STORES, INC.
                         1998 SPECIAL STOCK OPTION PLAN


     THIS DOLLAR TREE STORES, INC. 1998 SPECIAL STOCK OPTION PLAN ("Plan"), made as of the 10th day of December, 1998, by Dollar Tree Stores, Inc. ("Company").

     WHEREAS, concurrently herewith and pursuant to the Merger Agreement dated July 22, 1998, as amended by the Amendment to Merger Agreement dated October 20, 1998 ("Merger Agreement"), Company has acquired Step Ahead Investments, Inc., a California corporation ("SAI") through a merger (the "Merger") of Dollar Tree West, Inc., a California corporation and wholly owned subsidiary of Company ("Sub") with and into SAI, with SAI remaining as the surviving corporation;

     WHEREAS, Gary L. Cino, Eric Stauss, Eric Leon, Anthony Leon and William Coyle ("Participants") are former officers of SAI who, upon consummation of the Merger, are serving as employees or consultants of Company or its subsidiaries;

     WHEREAS, in connection with the consummation of the Merger, Company has entered into a certain agreements with the Participants which, among other things, restrict the ability of the Participants to compete with the Company or SAI ("Non-Competition Agreements"); and

     WHEREAS, the parties to the Non-Competition Agreements agreed that Company would grant the Participants an option to purchase shares of common stock of Dollar Tree ("Common Stock") as consideration for entering into the Non-Competition Agreements.

     NOW, THEREFORE, the Company hereby adopts the 1998 Special Stock Option Plan upon the following terms and conditions:

     1. Number of Shares. Subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divesture (including a spin-off) or any other change in the corporate structure or shares of the Company, the maximum number of shares of Common Stock that shall be authorized and reserved for issuance under the Plan shall be 165,000 shares of Common Stock.

     2. Participants. Participation in the Plan shall be limited to Gary L. Cino, Eric Stauss, Eric Leon, Anthony Leon and William Coyle.

     3. Grant. Each Participant shall be granted an option under the Plan to purchase shares of Common Stock in the form attached hereto ("Options"). The terms and conditions of each such Option (including vesting, exercise price, lapses, and duration) shall be as set forth therein.

     4. Duration of the Plan. The Plan shall terminate at midnight on the tenth anniversary from the effective date. Options outstanding upon termination of the Plan may continue to be exercised in accordance with their terms.

     5. Governing Law. The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia, and the rights and obligations of any and all persons having or claiming to have had an interest under the Plan or under any agreements evidencing Options shall be governed by and construed exclusively and solely in accordance with the laws of the Commonwealth of Virginia without regard to conflict of laws provisions of any jurisdictions. All parties agree to submit to the jurisdiction of the state and federal courts of Virginia with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such party.

     6. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including, without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company's obligations under the Plan.

     IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by Dollar Tree Stores, Inc., it has caused the same to be signed by its officer, thereunto duly authorized in writing by the Board of Directors as of July 20, 1998.

                                       DOLLAR TREE STORES, INC.



                                       By:      _______________________________
                                                Frederick C. Coble
                                                Senior Vice President,
                                                  Chief Financial Officer